Contact:
Ever-Glory International Group, Inc.	CCG Elite Investor Relations
Mr. Devin Jin, Corporate Secretary	Crocker Coulson, President
Phone: +86-25-52096899	Phone: +1-646-213-1915 (New York)
E-mail: jinqiu@ever-glory.com	E-mail: crocker.coulson@ccgir.com

For Immediate Release

Ever-Glory International Issues Open Letter to Shareholders

Nanjing, China - January 22, 2008 - Ever-Glory International Group, Inc. (OTC BB: EVGY) (“Ever-Glory,” the “Company”), a leading apparel manufacturer in the People's Republic of China (“PRC”), today released this open letter to shareholders reviewing highlights of 2007 and providing an overview of its strategic plan for the 2008 fiscal year.

Dear Shareholders:

On behalf of the employees, management and board of directors of Ever-Glory, I write to update you on our progress during 2007 and our expectations as we begin the 2008 fiscal year.

In 2007, we acquired two textile manufacturers in the PRC, Nanjing New-Tailun Garments Co, Ltd. and Nanjing Catch-Luck Garments Co., Ltd., which helped us to increase production capacity to an annual rate of 8.0 million pieces per year. This was part of our long-term strategy to meet strong and growing demand from our existing customers while also expanding our customer base. We continue to maintain solid relationships with our long-term customers in Europe, the U.S., Japan and China.

We also set out to build on our historically strong growth in revenues, and it appears we have accomplished that goal again in 2007. Although we will not release our financial results on Form 10-K with the Securities and Exchange Commission for the 2007 fiscal year until the end of March, we estimate that our revenues will be between $68 million to $70 million during the full year 2007, and our projected net income for this period will be between $5.8 million and $6 million.

As we look to 2008, we are working to make domestic growth in China a major part of our strategy and to launch the retail and wholesale distribution of our own youthful lifestyle and fashion products under our own brands in China. We recently entered into an agreement with Shanghai La Chapelle Garment and Accessories Co., Ltd., one of the top-ranked fashion retailers in China which operates over 350 stores across the nation, to launch our “LA GO GO” brand of ladies’ wear this month. We plan to expand our retail network to include 80 stores by the end of this year. Over time, we believe sales of lifestyle and fashion products under our own brand names in China will enable us to achieve greater balance in our revenues from both overseas and domestic markets.

Building upon our accomplishments in 2007, we are eager to demonstrate additional progress in 2008. In fiscal 2008, we expect to generate revenues of $90 million to $100 million and net income of $8 million to $8.6 million.

Finally, we are pursuing plans to have our shares listed on a national exchange in the U.S., which we believe will provide additional benefits to our shareholders. Toward that end, we are currently seeking additional independent directors for our board of directors, in order to fulfill one important aspect of the listing requirements for a national exchange.

Thank you for your continued support of Ever-Glory. We look forward to updating you on our progress throughout the year.

Sincerely,

Edward Yihua Kang
Chairman, Chief Executive and President
Ever-Glory International Group, Inc.

About Ever-Glory International Group, Inc.

Ever-Glory International Group (OTCBB: EVGY) is a U.S. publicly-traded company engaged in international garment manufacturing for well-known middle- to high-grade casual, outer, and sportswear brands. The company's U.S. headquarters is based in Los Angeles, California, although Ever-Glory also has three subsidiaries, Goldenway Nanjing Garments Co. Ltd., Nanjing New-Tailun Garments Co, Ltd. and Nanjing Catch-Luck Garments Co., Ltd. Ever-Glory has strategic business partners in countries including China, Europe and the U.S. The company cooperates with well-respected garment retailer chains such as Itochu, Shinko, Debenhams, Next, C&A, Itoyokado and others in handling high- and middle-grade casual wear and sportswear. The company entered into production and sales cooperation agreements with a number of internationally famous brands such as Matalan, Eddie Bauer, Best-Seller, BB Dakota and others. Ever-Glory employs more than 2,000 people. Currently, 59% of the company’s total sales revenue is from Europe, 21% from the United States, 13% from Japan and 6% from within China. For more information about Ever-Glory International Group, please visit: http://www.everglorygroup.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the company’s ability to accurately complete product orders, coordinate product design with its customers, ability to expand and grow its distribution channels, political and economic factors in the People’s Republic of China, the company’s ability to find attractive acquisition candidates and joint venture partners, the performance of third parties with whom the company does business, dependence on a limited number of larger customers and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should be read and considered in conjunction with the “risk factors” disclosed in the company’s periodic reports and registration statements on file with the U.S. Securities and Exchange Commission.

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